UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2005

AVIGEN, INC.
 (Exact name of registrant as specified in charter)

Delaware	000-28272	13-3647113
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California  94502
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 748-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 1.01.  Entry into a Material Definitive Agreement.

          On July 1, 2005, our Compensation Committee of the Board of Directors (the Committee), pursuant to authority previously granted by our Board of Directors, approved adjustments to the compensation packages for our executive officers based upon assessments of both corporate and individual performance objectives and the discretion of the Committee.

          Bonus payments for the twelve-month compensation year ended June 30, 2005 were determined for each individual executive officer based on target bonus payments that represented a percent of base salary between 30% and 40%.  Target bonus payments were subsequently weighted so that the bonus payments received were based on the assessments of the achievement of corporate performance objectives as well as the achievement of individual performance objectives.

          Effective July 1, 2005, the Committee established new annual salaries and authorized bonus payments for the following executive officers:

Name	Position	Salary	Bonus

Philip J. Whitcome, Ph.D.	Chairman of the Board of Directors	$190,203	$20,000
Kenneth G. Chahine, J.D., Ph.D.	President, Chief Executive Officer and Director	$395,378	$96,397
Thomas J. Paulson	Vice President, Finance, Chief Financial Officer and Secretary	$268,254	$31,253
Dawn McGuire, M.D.	Chief Medical Officer	$256,148	$46,838
Kirk Johnson, Ph.D.	Vice President, Preclinical Research	$230,606	$42,168
M. Christina Thomson, J.D.	Vice President, Corporate Counsel	$232,470	$42,509

          The Committee is in the process of finalizing criteria for corporate and individual performance objectives that are intended to be used to modify target bonus payments for the twelve-month compensation year ending June 30, 2006.  Our Board of Directors reserves the right to modify the performance objectives established by the Committee for the period ending June 30, 2006 at any time based on business changes during the year, and to apply its discretion in determining the weighting factors used to modify future target bonus payments.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AVIGEN, INC.

Dated: July 8, 2005	By:	/s/ THOMAS J. PAULSON

Thomas J. Paulson
Vice President, Finance and
Chief Financial Officer